Exhibit 99.1

Wave Strengthens IP Position with Acquisition

of Storage Security Patents

Lee, MA—May 10, 2010—Wave Systems Corp. (NASDAQ: WAVX), a leading provider of management software for hardware-based security, announced today that it has acquired two U.S. patents pertaining to security subsystems for storage devices.  The patents describe certain elements of core technology underlying self-encrypting hard drives (SEDs). The purchase price was $1.1 million in cash.

These patents (U.S. patents #7,036,020 and #7,426,747) were acquired by Wave from a company owned by Robert Thibadeau, Ph.D., a noted computer security expert who joined Wave in February 2010 as Senior Vice President and Chief Scientist.  The patents were issued in 2006 and 2008 and are valid until 2021.

“These patents cover certain core specifications of self-encrypting hard drives, making them an important addition to our existing IP portfolio,” said Steven Sprague, CEO & President of Wave. “We believe that these assets can help to strengthen our position in the emerging hardware security market and that it furthers Wave’s strategic and commercial interest to have these as part of our IP portfolio. “

Wave offers industry-leading management software for self-encrypting hard drives.

About Wave Systems Corp.

Wave is a pioneer in hardware-based PC security that provides software to help solve critical enterprise PC security challenges such as data protection, strong authentication, network access control and the management of these enterprise functions.  Wave is a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) as well as hard drives that comply with TCG’s “Opal” self-encrypting drive (SED) standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than most existing software-based encryption solutions.  TPMs are standard equipment on many enterprise-class PCs shipping today and have shipped on an estimated 300 million PCs worldwide.  Using TPMs and/or SEDs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  Visit http://www.wave.com for more information.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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For more information please contact:

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com